Exhibit 99.1

Intervest Bancshares Corporation

Announces Redemption of Remaining Shares of Preferred Stock

Business Editors – New York – (Business Wire – July 17, 2013)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), the holding company for Intervest National Bank, announced today that it intends to redeem the remaining 18,750 shares of its outstanding Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Preferred Stock”) that were issued as part of the Capital Purchase Program (“CPP”), established under the Troubled Asset Relief Program (“TARP”). The effective date of the planned redemption is August 15, 2013. The shares are being redeemed from third parties that purchased the Preferred Stock from the U.S. Treasury (“Treasury”) in a modified Dutch auction in June of this year.

The purchase price for shares of the Company’s Preferred Stock in the redemption will be the stated liquidation value of $1,000 per share, plus any accumulated and unpaid dividends that have been earned thereon up to, but not including the date of redemption. The Company anticipates the total cost of redeeming the remaining shares of Preferred Stock will be approximately $22,590,000. The Company has received all necessary regulatory approvals to complete the redemption.

The Company previously repurchased the other 6,250 shares of its Preferred Stock from the Treasury in the auction at a purchase price of $970 per share, plus accumulated and unpaid dividends, for an aggregate purchase price of $7,290,000. That transaction closed on June 24, 2013. Following the planned redemption of the remaining shares of Preferred Stock on August 15, 2013, no shares of the Company’s Preferred Stock will remain outstanding, and the Company will pay no further dividends on the Preferred Stock. The common stock purchase warrant issued to the Treasury in connection with the Company’s participation in the CPP, remains outstanding.

“We are pleased to have the opportunity to complete this redemption,” said Lowell Dansker, Chairman and Chief Executive Officer of the Company. “Completion of the redemption is consistent with our plans to exit the TARP program. Our capital ratios following the redemption will continue to exceed all applicable requirements of our regulators and the standards for well capitalized banks. We are pleased that actions we have taken to respond to regulatory issues and to strengthen our balance sheet are enabling us to exit the TARP program.”

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which IBC is subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward looking statements. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.